Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2010, is made by and among Ameron International Corporation, a Delaware corporation (“Ameron”), Mitsui & Co. (U.S.A.), Inc., a New York corporation (“Mitsui”), Tokyo Steel Manufacturing Co., Ltd., a Japanese corporation (“Tokyo” and, together with Ameron and Mitsui, “Sellers”), and Gerdau Ameristeel US Inc., a Florida corporation (“Buyer”).

RECITALS

A.           Ameron is the record owner of 110,000 issued and outstanding shares (the “Ameron Shares”) of common stock, par value $100.00 per share (the “Common Stock”), of TAMCO, a California corporation (the “Company”).

B.           Mitsui is the record owner of 55,000 issued and outstanding shares of Company Common Stock (the “Mitsui Shares”).

C.           Tokyo is the record owner of 55,000 issued and outstanding shares of Company Common Stock (the “Tokyo Shares” and, together with the Ameron Shares and the Mitsui Shares, the “Shares”).

D.           Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth herein, the parties hereby agree as follows:

AGREEMENT

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1   Defined Terms.  As used herein, the terms below shall have the following meanings:

“ABL Facility” means that certain Credit Agreement, dated as of December 21, 2009, among Gerdau Ameristeel Corporation, certain Affiliates thereof, Bank of America, N.A., as administrative agent, the lenders party thereto from time to time and the other parties thereto, as amended.

“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party.  For the purposes of the foregoing, ownership, directly or indirectly, of 51% or more of the voting stock or other equity interest shall be deemed to constitute control.

“Agreement” shall have the meaning set forth in the preamble.

“Ameron” shall have the meaning set forth in the preamble.

“Ameron Loan Payment” shall have the meaning set forth in Section 2.1(a).

“Ameron Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Ameron Shares” shall have the meaning set forth in the recitals.

“Audited Financial Statements” shall have the meaning set forth in Section 4.5.

“Baghouse Construction Permit” shall mean that certain Permit to Construct A/N 477990 issued to the Company by the South Coast Air Quality Management District.

“Books and Records” shall mean the books and records of the Company.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer’s knowledge” shall have the meaning set forth in the preamble to Article V.

“Cause the Company” shall have the meaning set forth in Section 6.7.

“Claim” shall have the meaning set forth in Section 9.3(c).

“Closing” shall mean the closing of the transactions contemplated by this Agreement as provided in Article III.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall mean the date on which the Closing occurs, which shall be the fifth business day following the date on which the last of the conditions in Sections 7.1, 7.2, 7.3, 8.1, 8.2 and 8.3 has been satisfied or waived, or such other date as Buyer and Sellers may agree.

“Closing Working Capital” shall have the meaning set forth in Section 2.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the recitals.

“Confidentiality Agreement” shall have the meaning set forth in Section 10.5.

“Contracts” shall mean, with respect to any person as of any date, all of such person’s written or legally binding oral agreements, contracts, open purchase orders, licenses, leases or commitments.

“Cut-Off Date” shall mean the date that is the earlier of (i) 60 days from the date of this Agreement or (ii) the date that is 30 days after the last of the conditions in Sections 7.2, 7.3 and 8.2 and 8.3 has been satisfied or waived, provided, however, that in the event of Second Request as a result of Buyer’s proposed purchase of the Shares, the Cut-Off Date shall be the date that is the earlier of (x) 180 days from date of such request and (y) the date that is 30 days after the last of the conditions in Sections 7.2, 7.3, 8.2 and 8.3 has been satisfied or waived.

“Damages” shall have the meaning set forth in Section 9.3(a).

“DOL” shall have the meaning set forth in Section 4.17(c).

“EGTRRA” shall have the meaning set forth in Section 4.17(c).

“Employee Plans” shall have the meaning set forth in Section 4.17(a).

“Environmental Condition” shall mean the introduction into, or presence in, the environment prior to the Closing of any Hazardous Materials as a result of which the Company has any obligation under Environmental Laws to provide notice, investigate, or remediate, or by reason of which any property of the Company may be in violation of any Environmental Laws.

“Environmental Laws” shall mean the terms of all laws as they exist at the Closing Date which regulate or relate to the protection or clean-up of the environment, or the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Materials.

“Equipment” shall mean all of the furniture, furnishings, machinery and equipment located at the Facilities that are used in the operation of the Company’s business as currently conducted.

“ERISA” shall have the meaning set forth in Section 4.17(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.17(a).

“Escrow Account” shall mean an escrow account established by Sellers and Buyer with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into among Buyer, Sellers and the Escrow Agent on the Closing Date in the form attached hereto as Exhibit E.

“Escrow Amount” shall mean $10,000,000.

“Estimated Working Capital Adjustment” shall have the meaning set forth in Section 2.1(d).

“Exceptions Schedules” or “Schedules” shall mean the schedules attached to this Agreement which set forth the exceptions to the representations and warranties in Article IV and certain other information called for by Article IV or by other provisions of this Agreement.

“Facilities” shall mean the plants, offices, production facilities, storage facilities, and related facilities of the Company.

“Final Pre-Closing Returns” shall have the meaning set forth in Section 9.6(a).

“Final Resolution Date” shall have the meaning set forth in Section 2.2(b).

“Financial Statements” shall have the meaning set forth in Section 4.5.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis, using the methodologies, policies, procedures and practices used to prepare the Financial Statements, provided, that in the event of any conflict between such methodologies, policies, procedures and practices and generally accepted accounting principles, generally accepted accounting principles shall prevail; provided, further, that in the event of any conflict between either (i) such methodologies, policies, procedures and practices or (ii)  generally accepted accounting principles with, in either case, the terms of Schedule 2.2(a), then (except where this Agreement specifically states otherwise) Schedule 2.2(a) shall prevail.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Hazardous Materials” shall mean any waste or other substance that at the Closing Date is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” shall have the meaning set forth in Section 9.3(c).

“Indemnified Taxes” shall have the meaning set forth in Section 9.6(b).

“Independent Auditors” shall have the meaning set forth in Section 2.2(c).

“Initial Purchase Price” shall have the meaning set forth in Section 2.1(e).

“Intellectual Property Assets” shall have the meaning set forth in Section 4.21.

“Interim Financial Statements” shall have the meaning set forth in Section 4.5.

“Inventory” shall mean all (a) inventories including, without limitation, all raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items and similar items, and (b) office supplies and similar materials, in each case, located at the Facilities that are used in the operation of the Company’s business as currently conducted.

“IRS” shall have the meaning set forth in Section 4.17(c).

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge, security interest, easement, right, or option.

“Loan Agreement” shall have the meaning set forth in Section 2.1(a).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the financial condition, properties or results of operations of the Company; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:  any adverse effect arising out of, resulting from or attributable to (i) (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or any other country or jurisdiction in which the Company operates, (C) ordinary and recurring seasonal changes, changes in the competitive environment or changes in the demands of customers or suppliers or (D) changes that are the result of factors generally affecting any of the industries generally in which the Company operates or in which products or services of the Company are used or distributed, (ii) the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, (iii) the identity of, or the effects of any facts or circumstances relating to, Buyer or its Affiliates, (iv) any changes or prospective changes in applicable Law, GAAP or the enforcement or interpretation thereof, (v) actions permitted to be taken or omitted pursuant to this Agreement or taken with Buyer’s consent or not taken because Buyer did not give its consent, (vi) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement, (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (viii) any failure by the Company to achieve any earnings or other financial projections or forecasts, (ix) any effect that is cured by the Company or Sellers prior to the Closing or (x) any loss of a customer or customers who participated as a potential buyer of the Company in the process leading to the execution of this Agreement, or the decrease in sales attributable to such customer or customers, except in the case of the foregoing clauses (i), (iv) and (vii) to the extent such effect or change is materially disproportionately adverse with respect to the Company as compared to other Persons engaged in the industries in which the Company conducts business.

“Material Lien” shall mean any Lien other than (a) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business, (b) Liens for taxes not yet due and payable, including ad valorem taxes and other assessments in respect of real property, or which the taxpayer is contesting in good faith by appropriate proceedings, (c) statutory Liens not yet due and payable, (d) Liens in connection with any taxes or assessments related to any financing obligations levied by or bonds issued by governmental authorities of competent jurisdiction, (e) purchase money Liens, (f) Liens granted pursuant to the provisions of the Company’s credit agreements in accordance with their terms as they exist on the date of this Agreement to the lenders under such credit agreements, (g) Liens disclosed by the Title Reports and (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and which, individually and in the aggregate, (x) do not materially interfere with the use to which the asset is presently devoted by the Company and (y) do not have a Material Adverse Effect.

“Mitsui” shall have the meaning set forth in the preamble.

“Mitsui Loan Payment” shall have the meaning set forth in Section 2.1(b).

“Mitsui Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Mitsui Shares” shall have the meaning set forth in the recitals.

“Multiemployer Plan” shall have the meaning set forth in Section 4.17(a).

“Net Working Capital” shall mean (a) total current assets (including all cash accounts) less (b) all current liabilities (excluding any current liabilities associated with the Loan Agreement), and shall be calculated as specifically provided on Schedule 2.2(a).

“New York Court” shall have the meaning set forth in Section 10.4(c).

“Notice of Disagreement” shall have the meaning set forth in Section 2.2(b).

“Owned Real Property” shall mean all the real property owned by the Company, including rights, easements, and privileges appertaining thereto, and all buildings, fixtures, and improvements located thereon, which real property is listed on Schedule 4.7 hereto.

“PBGC” shall have the meaning set forth in Section 4.17(c).

“Pension Plan” shall have the meaning set forth in Section 4.17(a).

“Permits” shall mean the material licenses, permits and other governmental authorizations required by the Company to carry on its business as presently conducted, all of which are listed on Schedule 4.13 hereto.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Prime Rate” means the “Prime Rate” from the United States as reported by The Wall Street Journal in its column entitled “Money Rates,” such rate being the base rate on corporate loans posted by at least 70% of the nation’s 10 largest banks, provided, that if The Wall Street Journal no longer publishes such rate or changes the definition of such rate, Buyer and Sellers shall substitute another reference to be used to define the Prime Rate that closely approximates the original definition used herein.

“Proceeding” shall have the meaning set forth in Section 10.4(d).

“Purchase Price” shall mean the Initial Purchase Price, adjusted as contemplated by Section 2.2.

“Reference Working Capital” shall have the meaning set forth in Section 2.1(a).

“Remedies Exceptions” means: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally; and (b) general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law.

“Representative” shall mean, with respect to any person, any officer, director, principal, attorney, accountant, agent, employee or other representative of such person.

“Return” shall mean any Tax return, statement, report or form required to be filed with any applicable taxing authority by the Company.

“Second Request” means any formal or informal request (including, without limitation, a request short of a formal second request) for additional information from a Governmental Entity under the HSR Act.

“Seller’s knowledge” shall, with respect to the applicable Seller, have the meaning set forth in the preamble to Article IV.

“Sellers” shall have the meaning set forth in the preamble.

“Shareholders Agreement” shall mean that certain Amended Shareholders’ Agreement, dated as of February 28, 1983 by and among Mitsui, Mitsui & Co., Ltd., Tokyo Steel (U.S.A.), Inc., Ameron, Inc. and the Company.

“Shares” shall have the meaning set forth in the recitals.

“Straddle Tax Period” means any complete Tax period that includes but does not end on the Closing Date.

“Tax” shall mean any tax or other like assessment or charge of any kind (including, without limitation, any income, franchise, withholding, sales or property tax), together with any interest, penalty, addition to tax or additional amount due from, or in respect of, the Company imposed by any governmental taxing authority.

“Tax Benefit” shall have the meaning set forth in Section 9.3(a).

“Tax Claims” shall have the meaning set forth in Section 9.6(f).

“Title Reports” shall mean each of (a) that certain CLTA Preliminary Report Form prepared by First American Title Insurance Company, dated as of May 6, 2010 (Order Number: NHSB-3513688 (50)), (b) that certain CLTA Preliminary Report Form prepared by First American Title Insurance Company, dated as of May 4, 2010 (Order Number: NHSB-3513689 (50)), and (c) that certain CLTA Preliminary Report Form prepared by First American Title Insurance Company, dated as of May 4, 2010 (Order Number: NHSB-3513686 (50)).

“Tokyo” shall have the meaning set forth in the preamble.

“Tokyo Loan Payment” shall have the meaning set forth in Section 2.1(c).

“Tokyo Purchase Price” shall have the meaning set forth in Section 2.1(c).

“Tokyo Shares” shall have the meaning set forth in the recitals.

“Working Capital Statement” shall have the meaning set forth in Section 2.2(a).

ARTICLE II
PURCHASE AND SALE OF STOCK

2.1   Purchase and Sale.  For the Initial Purchase Price of $165,000,000 described in Section 2.1(e), and on the further terms and subject to the conditions set forth herein, including the adjustments set forth in this Section 2.1 and in Section 2.2, on the Closing Date:

(a)  Ameron will sell, assign, transfer and deliver to Buyer, and Buyer will acquire absolute ownership of, the Ameron Shares and Ameron’s interest in the Loan Agreement, free of Liens other than any arising from acts of Buyer or its Affiliates, in exchange for cash, payable by Buyer in immediately available funds to the account of Ameron set forth in Section 10.3 (the “Ameron Purchase Price”), in an amount equal to the sum of:

(i)  the amount of $82,500,000, being comprised of the aggregate of:

(A)
a payment in consideration of Ameron’s pro rata share of the outstanding principal and accrued and unpaid interest as at the Closing Date (the “Ameron Loan Payment”) under that certain Senior Secured Credit Agreement, dated July 28, 2009 (the “Loan Agreement”), among the Company and Sellers, plus

(B)
an amount representing Ameron’s pro rata share of the cash purchase price for the equity of the Company, assuming an amount of Net Working Capital of $34,914,542 previously provided by Sellers to Buyer for reference for the purpose of enabling Buyer to prepare an offer to purchase the Shares (the “Reference Working Capital”), and

(ii)  an adjustment to the amount in clause (B), positively or negatively as the case may be, in an amount equal to Ameron’s pro rata share of the Estimated Working Capital Adjustment described below in Section 2.1(d).

(b)  Mitsui will sell, assign, transfer and deliver to Buyer, and Buyer will acquire absolute ownership of, the Mitsui Shares and Mitsui’s interest in the Loan Agreement, free of Liens other than any arising from acts of Buyer or its Affiliates, in exchange for cash, payable by Buyer in immediately available funds to the account of Mitsui set forth in Section 10.3 (the “Mitsui Purchase Price”), in an amount equal to the sum of:

(i)  the amount of $41,250,000, being comprised of the aggregate of:

(A)	a payment in consideration of Mitsui’s pro rata share of the outstanding principal and accrued and unpaid interest as at the Closing Date (the “Mitsui Loan Payment”) under the Loan Agreement, plus

(B)	an amount representing Mitsui’s pro rata share of the cash purchase price for the equity of the Company assuming an amount of Net Working Capital equal to the Reference Working Capital, and

(ii)  an adjustment to the amount in clause (B), positively or negatively as the case may be, in an amount equal to Mitsui’s pro rata share of the Estimated Working Capital Adjustment described below in Section 2.1(d).

(c)  Tokyo will sell, assign, transfer and deliver to Buyer, and Buyer will acquire absolute ownership of, the Tokyo Shares and Tokyo’s interest in the Loan Agreement, free of Liens other than any arising from acts of Buyer or its Affiliates, in exchange for cash, payable by Buyer in immediately available funds to the account of Tokyo set forth in Section 10.3 (the “Tokyo Purchase Price”), in an amount equal to the sum of:

(i)  the amount of $41,250,000, being comprised of the aggregate of:

(A)	a payment in consideration of Tokyo’s pro rata share of the outstanding principal and accrued and unpaid interest as at the Closing Date (the “Tokyo Loan Payment”) under the Loan Agreement, plus

(B)	an amount representing Tokyo’s pro rata share of the cash purchase price for the equity of the Company assuming an amount of Net Working Capital equal to the Reference Working Capital, and

(ii)  an adjustment to the amount in clause (B), positively or negatively as the case may be, in an amount equal to Tokyo’s pro rata share of the Estimated Working Capital Adjustment described below in Section 2.1(d).

(d)  In connection with the determination of the Initial Purchase Price, Sellers shall have delivered to Buyer a written statement setting forth:

(i)  a good faith estimate of the difference (such difference, the “Estimated Working Capital Adjustment”) between (x) the amount of the estimated Net Working Capital as of the close of business on the day immediately preceding the Closing Date and (y) the Reference Working Capital, and

(ii)  the computation of each of the Ameron Loan Payment, the Mitsui Loan Payment and the Tokyo Loan Payment.

(e)  The sum of the above payments specified in Sections 2.1(a)(i)(A) and 2.1(a)(i)(B), Sections 2.1(b)(i)(A) and 2.1(b)(i)(B), and Sections 2.1(c)(i)(A) and 2.1(c)(i)(B) shall be the “Initial Purchase Price.”

2.2   Post-Closing Adjustments to Purchase Price.

(a)  Within 60 days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers (i) a written statement (the “Working Capital Statement”), setting forth the calculation of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Working Capital”) and (ii) an unaudited consolidated balance sheet of the Company (the “Closing Balance Sheet”) as of the close of business on the day prior to the Closing Date.  The Closing Balance Sheet will be computed in accordance with GAAP and without regard to Schedule 2.2(a).  The Closing Balance Sheet shall not contain any adjustments which Buyer believes may be necessary or appropriate as a result of Buyer’s purchase of the Shares (including changes based on Buyer’s intended method of conducting the Company’s business).  The Closing Working Capital will be prepared based on the Closing Balance Sheet except that it shall be prepared in a manner consistent with the definition of Net Working Capital and Schedule 2.2(a).

(b)  During the 30-day period following the receipt by Sellers of the Working Capital Statement, Sellers and their respective Representatives shall be permitted to review the working papers with respect to the Working Capital Statement and related financial statements, the Books and Records, and to have access to Company accounting and other personnel for the purpose of reviewing the Working Capital Statement.  The Working Capital Statement shall become final and binding upon the parties on the 30th day following the receipt thereof by Sellers, unless Sellers give written notice to Buyer prior to such date of its disagreement with the Working Capital Statement or that Sellers have not been provided such access to requisite working papers, books and records, or personnel (“Notice of Disagreement”).  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement or lack of access, and include only disagreements based on mathematical errors, the Working Capital Statement not being prepared in accordance with this Section 2.2, or the determination of amounts involving discretion or judgment (including the amounts of reserves).  If the Notice of Disagreement specifies lack of access, the period to specify disagreements shall be extended until 30 days after access has been granted.  Further adjustments may not be proposed by any party thereafter.  The Working Capital Statement (as it may be revised pursuant to the procedures described below) shall become final and binding upon Sellers and Buyer on the “Final Resolution Date,” which shall be the earliest of (a) the date on which Sellers’ right to specify disagreements to the Working Capital Statement terminates as provided above so long as Sellers have not delivered a Notice of Disagreement, (b) the date Sellers and Buyer resolve in writing any disagreements with respect to the matters specified in the Notice of Disagreement, (c) the date any disagreements are finally resolved in writing by the Independent Auditors (as defined below), or (d) the date of a final judgment with respect to the disputed matter by a New York Court pursuant to Section 2.2(d).

(c)  During the 15-day period following the delivery of a Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 15-day period, Sellers and Buyer shall submit to an independent accounting firm (the “Independent Auditors”) for review and resolution any and all disagreements as to accounting matters which were properly included in the Notice of Disagreement and any other matters which the parties agree to submit to the Independent Auditors for resolution.  Other disagreements (including any assertion with respect to a breach of this Agreement with respect to access or the preparation or content of the Closing Balance Sheet) shall be promptly submitted to a New York Court pursuant to Section 2.2(d).

(d)  The Independent Auditors shall be any “big four” national accounting firm not employed (currently or within the preceding 24 months) by the Company, any Seller or Buyer, as shall be agreed upon by Sellers and Buyer in writing.  If Sellers and Buyer do not so agree in writing by the end of the 15-day period, KPMG will be selected as the Independent Auditors.  The Independent Auditors so selected shall notify the parties of its determination concerning the matter(s) included in the Notice of Disagreement within 30 days of its appointment.  Sellers and Buyer agree that judgment may be entered upon the determination of the Independent Auditors in a New York Court or in any other court having jurisdiction over the party against which such determination is to be enforced.  The cost of resolution of any Notices of Disagreement (including the fees and expenses of the Independent Auditors and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.2 shall be borne by Buyer and Sellers in inverse proportion as they may prevail, with proportionate allocations determined by the Independent Auditors or the court, as the case may be.  As among Sellers, amounts charged shall be allocated in the proportion in which they own the Shares as set forth on Exhibit A hereto.

(e)  Within two business days after the Final Resolution Date, Sellers and Buyer shall jointly determine the amount by which the Initial Purchase Price would have been adjusted pursuant to Section 2.1(d) had Closing Working Capital been substituted for estimated Net Working Capital.

(i)  If such substitutions would have resulted in a Purchase Price that is less than the Initial Purchase Price, then the amount of such shortfall plus accrued interest from the Closing Date at the Prime Rate in effect on the Closing Date shall be paid to Buyer out of the Escrow Account in accordance with the Escrow Agreement.  To the extent such shortfall plus accrued interest exceeds the amount then held in the Escrow Account, Sellers, on a several basis, shall pay their pro rata share of such shortfall, plus accrued interest on such shortfall from the Closing Date at the Prime Rate in effect on the Closing Date, in the proportion in which they own the Shares as set forth on Exhibit A hereto, by bank wire transfer of immediately available funds to an account designated in writing by Buyer.

(ii)  If such substitutions would have resulted in a Purchase Price that is greater than the Initial Purchase Price, then within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.2(a), Buyer shall pay or cause to be paid to Sellers, in the proportion in which they own the Shares as set forth on Exhibit A hereto, by bank wire transfer of immediately available funds to the accounts designated in writing by Sellers, an amount in cash equal to such excess plus accrued interest from the Closing Date at the Prime Rate in effect on the Closing Date.

(iii)  Any post-closing adjustment payments made under this Section 2.2 shall be treated as adjustments to the Purchase Price for all tax purposes.

2.3   Physical Inventory.

(a)  In connection with Sellers’ calculation of the Estimated Working Capital Adjustment as described in Section 2.1(d), a physical inventory shall be taken within three business days prior to the Closing Date, pursuant to which all inventory will be counted as to quantity by Company personnel and may be observed by Buyer and Sellers and their Representatives, using procedures normally used by the Company to take inventories of the type of inventory being counted.

(b)  Any disputes as to the physical count, usability or salability of any item of Inventory will, if possible, be resolved while such physical inventory is being taken.  To the extent any unresolved disputes regarding the foregoing exist on the date on which Sellers’ calculation of the Estimated Working Capital Adjustment is delivered to Buyer, the Sellers’ count of the physical inventory shall be used for purposes of the calculation of the Estimated Working Capital Adjustment.  Any unresolved disputes regarding the foregoing not resolved by the date on which the calculation of Working Capital Statement is delivered to the parties pursuant to Section 2.2 will be settled in the same manner as other accounting disagreements relating to the Working Capital Statement are to be settled pursuant to Section 2.2.

ARTICLE III
CLOSING

3.1   Closing.  The Closing shall be held at 10:00 a.m., Los Angeles time, on the Closing Date at the offices of Latham & Watkins, 355 S. Grand Avenue, Los Angeles, California, unless the parties hereto otherwise agree.

3.2   Deliveries at Closing.  To effect the transfer of the Shares and the delivery of the consideration in exchange therefor, Sellers and Buyer shall, on the Closing Date, deliver the following:

(a)  Ameron shall deliver to Buyer certificate(s) evidencing the Ameron Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

(b)  Mitsui shall deliver to Buyer certificate(s) evidencing the Mitsui Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

(c)  Tokyo shall deliver to Buyer certificate(s) evidencing the Tokyo Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

(d)  Each Seller shall deliver to Buyer letters of resignation, effective on the Closing Date, of its respective designees on the Board of Directors of the Company.

(e)  Each Seller shall execute and deliver to Buyer a Termination Agreement with respect to the Shareholders Agreement in the form attached hereto as Exhibit G.

(f)  Each Seller, as assignor, and Buyer, as assignee, shall execute and deliver to each other an Assignment and Acceptance in the form attached hereto as Exhibit B with respect to the Loan Agreement.

(g)  Ameron shall deliver to Buyer a second amendment to that certain Lease, dated as of November 28, 1983, as amended by that certain Amendment to Lease dated April 5, 1984, executed by Ameron and the Company in the form attached hereto as Exhibit C.

(h)  Ameron shall deliver to Buyer a written lease agreement executed by the Company and Ameron in the form attached hereto as Exhibit D.

(i)  Each Seller shall execute and deliver and Cause the Company to execute and deliver to Buyer, on the one hand, and Buyer shall execute and deliver to each Seller, on the other hand, a mutual general release in the form attached hereto as Exhibit F.

(j)  Sellers shall deliver to Buyer a certificate, dated not more than ten days prior to the Closing Date, issued by the Secretary of State of the State of California certifying that the Company is in good standing.

(k)  Each of Ameron and Mitsui shall deliver to Buyer a certificate, dated not more than ten days prior to the Closing Date, issued by the Secretary of State of its jurisdiction of incorporation certifying that such Seller is in good standing under the laws of such jurisdiction.  Tokyo shall deliver to Buyer a Commercial Registration Certificate, dated not more than fifteen business days prior to the Closing Date, issued by the Legal Affairs Bureau of its administrative area certifying the corporate name, principal place of business, reason for and date of registration and capitalization of Tokyo.

(l)  Each Seller shall deliver to Buyer a copy of the text of the resolutions adopted by the board of directors (or other comparable governing authority or body) of such Seller authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or another appropriate executive officer of such Seller.

(m)  Sellers and Buyer shall deliver all documents respectively required to be delivered by them pursuant to Articles VII and VIII.

(n)  Buyer shall deliver to Ameron the Ameron Purchase Price less 50% of the Escrow Amount in immediately available funds, as provided in Section 2.1.

(o)  Buyer shall deliver to Mitsui the Mitsui Purchase Price less 25% of the Escrow Amount in immediately available funds, as provided in Section 2.1.

(p)  Buyer shall deliver to Tokyo the Tokyo Purchase Price less 25% of the Escrow Amount in immediately available funds, as provided in Section 2.1.

(q)  Buyer shall deliver to the Escrow Agent the Escrow Amount, which shall be held and distributed in accordance with the Escrow Agreement.

(r)  Each Seller shall deliver to Buyer, and Buyer shall deliver to each Seller, a counterpart to the Escrow Agreement executed by such party.

(s)  Each Seller shall Cause the Company to deliver a certificate to Buyer completed and executed in compliance with Regulation Sections 1.897-2(h) and 1.1445-2(c) certifying that the Company’s Common Stock is not a U.S. real property interest within the meaning of Code Section 897(c).

(t)  All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer.  All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Sellers.  Any instrument or document attached to this Agreement as an exhibit shall be deemed to be in form and substance reasonably satisfactory to the parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

As used in this Agreement with respect to each Seller, the term “knowledge” shall mean actual knowledge on the part of executive officers of such Seller listed on Exhibit H hereto after reasonable inquiry of the Company’s Chief Executive Officer and Chief Financial Officer and Senior Vice President of Operations.  Each Seller hereby severally represents and warrants to Buyer as of the date of this Agreement, except as set forth with respect to a specifically identified representation and warranty in each applicable Schedule referenced below, as follows:

4.1   Seller Matters.

(a)  Organization.  Each Seller represents as to itself that it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

(b)  Authorization.  Each Seller represents as to itself that it has all necessary power and authority and has taken all corporate action necessary to enter into this Agreement, to sell its Shares to Buyer, and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, other than with respect to the Remedies Exceptions.

(c)  Ownership of Shares.  Each Seller represents as to itself that it is the record and/or beneficial owner of the Shares set forth opposite the name of such Seller on Exhibit A hereto, free of all Liens. Upon delivery to Buyer at the Closing of certificates representing such Shares, duly endorsed by such Seller for transfer to Buyer, registration thereof on the Books and Records in the name of Buyer, and payment therefor in accordance with the terms of this Agreement, Buyer will be the owner of such Shares free of adverse claims (other than any arising from acts of Buyer or its Affiliates).

4.2   Company Incorporation and Qualification.  The Company is duly incorporated, validly existing, and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business and to own its properties.  The Company is not qualified to do business as a foreign corporation in any jurisdiction.

4.3   No Subsidiaries or Equity Investments.  The Company has no subsidiaries and does not own or control capital stock of any other corporation or interest in any partnership, limited liability company or joint venture.

4.4   Capitalization.  The entire authorized capital stock of the Company consists of 220,000 shares of Common Stock, all of which are issued and outstanding.  Attached as Schedule 4.4 hereto is a true, correct and complete copy of the stock ledger of the Company, which stock ledger accurately reflects all issuances and transfers of the Company’s capital stock since the date of its incorporation.  All the Common Stock has been duly authorized, validly issued, and is fully paid and nonassessable.  There are no outstanding options, warrants, conversion rights, exchange rights, or subscription rights issued by the Company or such Seller, other than the preemptive rights contained in the Company’s Articles of Incorporation, as amended.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote.

4.5   Financial Statements.  Included as Schedule 4.5 hereto are (a) the audited balance sheet of the Company as of November 30, 2009 and the related statements of income, shareholders’ equity and cash flows for the year then ended, together with the notes thereto (the “Audited Financial Statements”), and (b) the unaudited balance sheet of the Company as of May 30, 2010 and the related statement of operations for the six (6) months then ended (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 4.5 hereto, the Audited Financial Statements are based on the Books and Records and have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, except as set forth in the notes thereto, and fairly present in all material respects in accordance with GAAP the financial position of the Company as of such dates and the results of its operations and cash flows of the Company for the periods presented.  Except as set forth on Schedule 4.5 hereto, the Interim Financial Statements have been prepared in accordance with the Company’s customary practices in preparing interim balance sheets and statements of operations and in accordance with GAAP, except that such Interim Financial Statements do not include all financial statements, notes, or certain accruals or adjustments required to be included by GAAP.

4.6   Condition of Assets.

(a)  Accounts and Notes Receivable.  All accounts and notes receivable of the Company included in the Interim Financial Statements in all material respects represented as of the date of the balance sheet therein bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date thereof, subject to the reserve therefor included in such Interim Financial Statements.

(b)  Inventory.  (i) The Inventories as of the respective date of the Interim Financial Statements were reflected in the Interim Financial Statements in accordance with GAAP applied on a basis consistent with past practice (provided that no physical inventory was conducted in connection with the preparation of the Interim Financial Statements), and (ii) such Inventories consisted of items of a type and quality which will be useable and saleable in the ordinary course of the Company’s business, in each case except for (A) such items as to which an appropriate reserve or write down, determined in accordance with GAAP in a manner consistent with past practice in the ordinary course of business, is recorded in the Interim Financial Statements and (B) such other items that are not material to the operations of the Company as presently conducted.

(c)  Equipment.  Except as set forth on Schedule 4.6 hereto, to such Seller’s knowledge, the Equipment is in reasonable operating condition and repair, normal wear, tear and obsolescence excepted, except for such items that are not material to the operations of the Company as presently conducted.

(d)  Title.  Except as set forth on Schedule 4.6 hereto, the Company owns outright (i) all of its assets free and clear of all Material Liens, including any assets included in the Financial Statements and (ii) all material Inventory and Equipment except, in the case of either clause (i) or (ii), for such assets, Inventory or Equipment as may have been disposed of in the ordinary course of business since the date of the Financial Statements.

4.7   Real Property.

(a)  Identity.  Schedule 4.7 hereto lists each parcel of real property owned or leased by the Company on the date of this Agreement.

(b)  Title.  With respect to each parcel of Owned Real Property, and except as set forth on Schedule 4.7 hereto, (i) the Company is the owner of such parcel, free of Material Liens; (ii) there are no leases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of a portion of the Owned Real Property other than routine easements for ingress, egress, utilities, and similar matters of record and leases, licenses, concessions or other agreements that are not Material Liens; and (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof.

(c)  Leases.  With respect to such real property leased by the Company, the Company holds its interest in such leases free of Material Liens.

4.8   Liabilities.  Except as set forth on Schedule 4.8 hereto, the Company had at the respective dates of the Financial Statements no liabilities (whether accrued, absolute, contingent or otherwise) required to be reflected in financial statements prepared in accordance with GAAP which are not so reflected in the Financial Statements, or the notes thereto, subject to the absence of notes and certain accruals and adjustments in the case of the Interim Financial Statements, and except for liabilities arising under Contracts in the ordinary course of business, liabilities with respect to contingencies which are remote or with respect to which liabilities are not deemed material, and other liabilities and obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.9   Absence of Certain Changes.  Except as set forth on Schedule 4.9 hereto, from May 30, 2010 to the date of this Agreement, the Company has conducted its business only in the ordinary course and consistent with past practice, and there have been no changes in the business, financial condition, results of operations, assets, or liabilities of the Company, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

4.10   Contracts and Commitments.  Schedule 4.10 hereto sets forth, as of the date of this Agreement, each Contract to which the Company is a party (other than Employee Plans and purchase orders entered into in the ordinary course of business), (a) with respect to amounts, obligations, or transaction values in excess of $100,000; (b) with terms of greater than two years, which is material and which cannot be terminated on 90 or fewer days notice; (c) governing the borrowing of a material amount of money or the guarantee of the repayment of borrowed money; (d) containing covenants in any material respect limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (e) with any directors, officers, shareholders or Affiliates of the Company; (f) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any material right, asset or property of the Company; (g) pertaining to the lease of equipment or other personal property (except for personal property leases having a value per item or aggregate payments of less than $100,000); (h) that is a union contract or collective bargaining agreement; or (i) regarding the acquisition of any business enterprise whether via stock or asset purchase or otherwise.  Sellers have made available to Buyer true, correct and complete copies of each such Contract, as amended to the date of this Agreement (and, in the case of any such Contract that is oral, have provided Buyer with a written summary of the material terms of such oral Contract).  As of the date of this Agreement, each Contract listed on Schedule 4.10 hereto (or required to be listed on Schedule 4.10 hereto) is a valid, binding and enforceable obligation of the Company enforceable in accordance with its terms, other than with respect to the Remedies Exceptions.  With respect to each of the Contracts listed on Schedule 4.10 hereto (or required to be listed on Schedule 4.10 hereto): (i) neither the Company nor, to such Seller’s knowledge, any other party thereto is in default under or in violation of such Contract; (ii) to such Seller’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation of such Contract; and (iii) the Company has not made any material waiver or release with respect to any of its rights under any such Contract, except, in the case of the foregoing clauses (i) and (ii), for defaults or violations caused by any Affiliate of Buyer.

4.11   No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by such Seller will result in, (a) a violation of or a conflict with any provision of any of the charter or bylaws of such Seller or of the Company, (b) a breach of or default under or require the consent of any Person under any Contract to which such Seller is a party or by which it is bound or any Contract listed on Schedule 4.10 hereto, (c) a violation by such Seller or by the Company, of any law, rule, regulation, order, judgment, or award (except that no representation is made as to the effect, if any, of antitrust or trade regulation laws), or (d) an imposition of any Material Lien on the Shares owned by such Seller, or any property or asset of the Company, except (1) in the case of consents as referenced in clause (b) above, consents that have already been obtained or consents identified on Schedule 4.11 hereto, and (2) in each case of clauses (a) through (d) above, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent such Seller from selling such Seller’s Shares to Buyer.

4.12   Governmental Consents and Approvals.  Except for any requisite filings with the Securities and Exchange Commission or under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by such Seller or by the Company, that has not been made or obtained in connection with the execution, delivery and performance of this Agreement and the sale of such Seller’s Shares to Buyer (provided that no representation is made as to any such consent, approval, authorization, declaration, filing, or registration which may be required as a result of the nature of Buyer’s business).

4.13   Permits.  Schedule 4.13 hereto sets forth a list of the Company’s Permits on the date of this Agreement.  Such Permits are valid and in effect and the Company has not received any notice that any appropriate governmental authority intends to cancel, terminate or not renew any Permit, and the Company holds all Permits necessary for the conduct of the Company’s business as conducted on the date of this Agreement, except in each case for such failures to be valid or in effect, cancellations, terminations, non-renewals or failures to hold such Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.14   Litigation.  Except as set forth on Schedule 4.14 hereto, there are on the date of this Agreement no (a) outstanding orders, judgments or awards against the Company issued by any court, governmental agency or arbitration tribunal of competent jurisdiction, or (b) actions, suits or legal, administrative or arbitration proceedings or investigations pending or, to such Seller’s knowledge, threatened in writing against the Company.  Except as described on Schedule 4.14, none of the matters listed on Schedule 4.14 (or required to be listed on Schedule 4.14) in respect of clause (b), would, if determined adversely to the Company, reasonably be expected to have a Material Adverse Effect.

4.15   Labor Matters.  Except as set forth on Schedule 4.15, (a) the Company enjoys generally good employee relations and there is no labor strike or labor disturbance pending or, to such Sellers’ knowledge, threatened against the Company, (b) no organizational attempt has been made or, to such Sellers’ knowledge, threatened by or on behalf of any labor union or collective bargaining unit with respect to the Company’s employees, and (c) there is no pending or, to such Sellers’ knowledge, threatened charge, complaint or grievance against the Company arising out of a collective bargaining agreement or related to any other employment law, with such exceptions as in each case which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16   Compliance with Law.  Except as set forth on Schedule 4.16 hereto, the Company is in compliance with all applicable laws, rules and regulations, whether federal, state or local, applicable to its business, including, without limitation, those related to (a) civil rights, (b) zoning and building codes, (c) public health and safety, (d) worker health and safety, and (e) labor, employment, workplace reductions (e.g., federal WARN Act and comparable state and local laws relating to plant closings and mass layoffs) and discrimination in employment, with such exceptions as in each case which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17   Employee Benefit Plans.

(a)  Definitions.  The following terms, when used in this Section 4.17, shall have the following meanings:

(i)  Employee Plans.  “Employee Plans” shall mean (A) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (B) all other material severance pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement, pension, profit sharing, deferred compensation, employment, vacation, supplemental retirement, fringe benefit, retention, change of control, retiree medical or life insurance plans, programs, agreements, policies, contracts, funds or arrangements of any kind, and (C) all other material employee benefit plans, contracts, programs, agreements, policies, contracts, funds or arrangements of any kind and any trust, escrow, or similar agreement related thereto, in each case, that are contributed to, sponsored or maintained by the Company or with respect to which the Company has any liability, contingent or otherwise, as of the date hereof for the benefit of any present or former employee, director, officer or consultant of the Company (or any of their dependents, survivors or beneficiaries) and, in each case, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic.

(ii)  ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iii)  ERISA Affiliate.  “ERISA Affiliate” shall mean, with respect to the Company, any other person or entity that, together with the Company, would be treated as a “single employer” under Code Sections 414(b), (c), (m) or (o) or ERISA Section 4001.

(iv)  Pension Plan.  “Pension Plan” shall mean any Employee Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and which is not a Multiemployer Plan.

(v)  Multiemployer Plan.  “Multiemployer Plan” shall mean any Employee Plan which is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(b)  Identity.  Schedule 4.17(b) hereto contains a complete list of Employee Plans in effect on the date of this Agreement.

(c)  Representations.  Except as set forth on Schedule 4.17(c) hereto:

(i)  With respect to each Employee Plan, Seller has delivered to Buyer complete and correct copies of the following documents, where applicable:  (A) all current plan documents, if written, or a description, if not written; (B) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (C) all current summary plan descriptions, summaries of material modifications; (D) the most recent annual report (Form 5500), together with schedules, as required, filed with the Department of Labor (the “DOL”), and any financial statements and opinions required by Section 103(a)(3) of ERISA or, for each top-hat plan, a copy of all filings with the DOL; (E) all current trust agreements, insurance contracts and other documents relating to the funding of benefits under any Employee Plan; (F) the most recent actuarial report, if any, relating to the Employee Plan; and (G) the most recent actuarial valuation, study, or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan.

(ii)  Except as would not reasonably be expected to result in material liability to the Company, each Employee Plan has been established, maintained, operated and administered in compliance with its terms and, both as to form and in operation, with the requirements prescribed by laws, rules and regulations which are applicable to such plans, including ERISA and the Code.  Except as would not reasonably be expected to result in material liability to the Company, there have been no prohibited transactions (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA, in each case, with respect to the Employee Plans, that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(iii)  Except as would not reasonably be expected to result in material liability to the Company, each Pension Plan that is intended to be a qualified plan: (A) meets the requirements of Section 401(a) of the Code; (B) the trust, if any, forming part of such Pension Plan is exempt from Tax under the provisions of Section 501(a) of the Code; (C)  has received or is the subject of a favorable determination or opinion letter from the IRS after January 1, 2006, which takes into account the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) or has been submitted for a favorable determination or opinion letter under EGTRRA, or is still within the EGTRRA remedial amendment period provided by Section 401(b) of the Code (or, if such Pension Plan is documented on a prototype document, such prototype document is currently approved by the IRS and takes EGTRRA into account); and (D) has been timely amended in good faith to comply with all interim amendments required by law.

(iv)  Except as set forth on Schedule 4.17(c)(iv), no Employee Plan is subject to Title IV of ERISA.  To such Seller’s knowledge, no assets of the Company are subject to a lien under Section 4064 or 4068 of ERISA.

(v)  Except as would not reasonably be expected to result in material liability to the Company, (A) no Pension Plan has been completely or partially terminated or been subject to a reportable event (within the meaning of Section 4043 of ERISA, other than an event with respect to which the notice requirement has been waived) and (B) no proceeding by the Pension Benefit Guaranty Corporation (“PBGC”) to terminate any such Pension Plan has been instituted or threatened.  To such Seller’s knowledge, the Company has not incurred, nor has any reason to expect that it will incur, any liability to the PBGC with respect to any Pension Plan (excluding PBGC premiums not yet due) or otherwise under Title IV of ERISA.  Except as would not reasonably be expected to result in material liability to the Company, no uncured “accumulated funding deficiency” (for which an excise tax is due or would have been due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Multiemployer Plan with respect to any plan year.  Except as would not reasonably be expected to result in material liability to the Company, no Pension Plan has failed to satisfy the “minimum funding standards” as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived.

(vi)  Except as would not reasonably be expected to result in material liability to the Company, all contributions (including all employer contributions and employee salary reduction contributions) with respect to each Employee Plan for the service of any current or former employee, director, officer or consultant of the Company (A) required to be made have been made; and (B) that have been accrued that are not yet due have been accrued for in the books and records of the Company.

(vii)  Except as set forth on Schedule 4.17(c)(vii), neither the Company nor any ERISA Affiliate maintains or contributes to, or in any way directly or indirectly has any liability (contingent or otherwise) with respect to, any Multiemployer Plan. Except as would not reasonably be expected to result in material liability to the Company, neither the Company nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal,” as defined by Section 4203 or Section 4205, respectively, of ERISA or has any material unsatisfied withdrawal liability.

(viii)  Other than (A) coverage mandated by law or (B) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code, no Employee Plan provides any of the following retiree or post-employment benefits to employees or former employees of the Company: medical, disability or life insurance benefits.  To such Seller’s knowledge, no written or oral representations have been made to any current or former employee, director, officer or consultant of the Company (or their survivors, dependents or beneficiaries) promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, disability or other benefits for any period of time beyond the end of the current plan year (except pursuant to Section 4980B of the Code or applicable state medical benefits continuation law).

(ix)  Except as would not reasonably be expected to result in material liability to the Company, no event or condition exists with respect to any Employee Plan that could subject the Company to any Tax under Section 4980B of the Code.

(x)  Except as would not reasonably be expected to result in material liability to the Company, the Company currently conducts and has conducted its business in compliance with the Health Insurance Portability and Accountability Act of 1996, and all regulations and formal guidance promulgated thereunder, including regulations addressing privacy, security, maintenance, disclosure, confidentiality and transmission of certain health-related information that are promulgated at 45 CFR Parts 160, 162, and 164.

(xi)  Except as would not reasonably be expected to result in material liability to the Company, no amounts payable under any Employee Plan or other agreement, contract or arrangement could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(xii)  Except as would not reasonably be expected to result in material liability to the Company, no Tax liabilities have arisen, or are currently unpaid, in relation to a violation by any applicable Employee Plan of Code Section 409A, nor is any such Tax liability expected to arise in connection with any payment as a result of the transactions contemplated by this Agreement.  All Employee Plans subject to Code Section 409A have been operated in accordance, and documented to conform, with Code Section 409A.

(xiii)  There is no pending or, to such Seller’s knowledge, threatened proceeding of any kind before any Governmental Entity with respect to any Employee Plan (other than routine claims for benefits).

4.18   Tax Matters.

(a)  All federal income Returns and all other material Returns that are required to be filed by or with respect to the Company have been timely filed and were complete and correct in all material respects.  All material Taxes required to be paid by or with respect to the Company (whether or not shown on any Return) have been paid in full.  There are no positions taken on such Returns with respect to any issue that could reasonably be expected to result in the Company being subject to penalties under Section 6662 of the Code.  During the past six (6) years, no claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)  Except as set forth on Schedule 4.18, no Return of the Company is under audit or examination by any Tax authority for a material amount of unpaid Taxes of or with respect to the Company, and no written notice of such an audit or examination has been received by the Company.

(c)  There is not in force any extension of time with respect to the due date for the filing of any Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Return.

(d)  Except as set forth on Schedule 4.18, there is no claim against the Company for any Taxes of a material amount, and no assessments, deficiency or adjustment of a material amount has been asserted or proposed with respect to any Return and no issues relating to Taxes were raised in writing by a Tax authority in a completed audit or examination that, in each case, would reasonably be expected to result in an assessment, deficiency, or adjustment of a material amount for a later taxable period.

(e)  There are no material Liens as a result of a failure (or alleged failure) to pay Taxes on any of the assets of the Company other than Liens for Taxes not yet due and payable.

(f)  Except as set forth on Schedule 4.18, the Company is not bound by any Tax sharing, Tax indemnity or similar agreement with respect to Taxes, or has any liability for the Taxes of any Person (other than Taxes of the Company) under Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (other than pursuant to customary provisions in contracts not primarily relating to Taxes), or otherwise.

(g)  The Company is not, nor has it been during the period specified in Code §897(e)(1)(A)(ii), a “United States real property holding corporation” within the meaning of Code §897(c).

(h)  Except as set forth on Schedule 4.18, the Company has never been a member of an affiliated group filing a consolidated federal income Return.

(i)  The Company has complied with all applicable laws relating to the withholding of Taxes and the remittance of withheld Taxes to the applicable Tax authority.

(j)  The Company is not subject to any private letter ruling of the IRS or comparable rulings of other Tax authorities that, in any such case, will be in effect following the Closing Date.

(k)  The Company has not entered into a “reportable transaction” within the meaning of Code §6707A(c)(1) and Regulation §1.6011-4(b).

(l)  As of the date of the balance sheet contained in the Interim Financial Statements, the unpaid Taxes of the Company did not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto), and since such date the Company has not incurred any material liability for Taxes outside the ordinary course of business.

(m)  Except as set forth on Schedule 4.18, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)  change in method of accounting under Code §481(a) for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii)  “closing agreement,” as described in Code §7121 (or any corresponding or similar provision of state, local, or foreign income Tax law), executed on or prior to the Closing Date;

(iii)  intercompany transaction or any excess loss account described in the Treasury Regulations relating to Code §1502 (or any corresponding or similar provision of federal, state, local or foreign income Tax law);

(iv)  installment sale or open transaction made on or prior to the Closing Date; or

(v)  prepaid amount received on or prior to the Closing Date.

(n)  The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.19   Insurance.

(a)  To such Seller’s knowledge, Schedule 4.19 hereto lists all insurance policies, and summaries of the coverage thereof, in effect on the date of this Agreement of the Company, which policies are current in all payments and are valid and binding.

(b)  Except as set forth on Schedule 4.19 hereto, and except as would not reasonably be expected to result in material liability to the Company, neither such Seller nor the Company has received with respect to such policies (i) any written notice of a refusal of coverage or that a defense will be afforded with reservation of rights, or (ii) any written notice of cancellation or any other indication that any insurance policy is no longer valid or binding or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

4.20   Environmental Matters.  Except as set forth on Schedule 4.20 hereto, (i) the Company has not received any unresolved written order, notice, or other communication from any governmental body of any violation or failure to comply with any Environmental Law, other than those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no Environmental Conditions at the Facilities other than those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) such Seller has not received written notice from any Governmental Entity alleging that the Company has liability for Environmental Conditions at an offsite facility to which Hazardous Materials generated at any of the Facilities have been treated, stored or disposed other than those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iv) Sellers have delivered or made available to Buyer true and complete copies and results of reports, studies, analyses, tests, or monitoring pertaining to Hazardous Materials and specifically prepared with respect to the Facilities within the last ten years that are within the possession or control of any Seller; and (v) the Company is in material compliance with all applicable Environmental Laws, other than those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.21   Intellectual Property.  The Company does not own any patents or patent applications, any registered trademarks or copyrights or applications therefor, or any foreign patents, copyrights or trademarks.  Except as set forth on Schedule 4.21 hereto, to such Seller’s knowledge, the Company exclusively owns, or has valid and continuing rights to use or otherwise exploit, as the case may be, all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, methods, designs, devices, tools, specifications, techniques, algorithms, formulae, improvements, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings and know-how (collectively, the “Intellectual Property Assets”), used in the business as currently conducted and, to such Seller’s knowledge, such Intellectual Property Assets that are owned by the Company do not infringe, violate or constitute an unauthorized use or misappropriation of any United States patent, copyright, trademark or other similar right of any Person, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No claim is pending or, to such Seller’s knowledge, threatened in writing to the effect that the operations of the Company infringe upon, misappropriate or conflict with the rights of any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No claim is pending or, to such Seller’s knowledge, threatened in writing to the effect that any such Intellectual Property Assets owned by the Company is invalid or unenforceable by the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.22   Affiliate Transactions.  Except as disclosed on Schedule 4.22, neither such Seller nor its Affiliates have (a) borrowed money from or loaned money to the Company which remains outstanding or (b) any contractual arrangements with the Company.

4.23   No Brokers.  Except for Houlihan Lokey, and except as set forth on Schedule 4.23 hereto, neither such Seller, its Affiliates or the Company has entered into any Contract which will result in an obligation of the Company or Sellers to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.  The brokerage fees payable to Houlihan Lokey shall be paid by Sellers.

4.24   Disclaimer of Other Representations.  Except as set forth in this Article IV, each Seller makes no representations or warranties, express or implied, to Buyer in respect of the Company or in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

As used in this Agreement with respect to Buyer, the term “knowledge” shall mean actual knowledge on the part of executive officers of Buyer.  Buyer hereby represents and warrants to each Seller as follows:

5.1   Organization of Buyer.  Buyer is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

5.2   Authorization.  Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to purchase the Shares from Sellers, and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, other than with respect to the Remedies Exceptions.

5.3   No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will result in (a) a violation of or a conflict with any provision of the charter or bylaws of Buyer, (b) a breach of or a default under any contract to which Buyer is a party or by which Buyer is bound, or (c) a violation by Buyer of any law, rule, regulation, order, judgment, or award, which violation would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

5.4   Governmental Consents and Approvals.  Except for requisite filings under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, is required to be made or obtained by Buyer that has not been obtained or made in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5   No Brokers.  Neither Buyer nor any Affiliate of Buyer has entered into or will enter into any Contract, which will result in the obligation of any Seller or the Company to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

5.6   Available Funds.  Buyer has available, or has fully binding, non-contingent  commitments for, funds sufficient to consummate the transactions described herein, evidence of which has been delivered to Sellers.

5.7   Buyer’s Access; Acquisition for Investment.  Buyer acknowledges that it has been afforded full access to the Company, to the Books and Records, and to the Company’s personnel; that the representations and warranties of Sellers herein are primarily for the purpose of allocating risk rather than making disclosure; and that Buyer is able to and has informed itself as to the merits and risks of an investment in the Company.  The Shares are being acquired for Buyer’s own account and not with a view to a distribution or resale of any such Shares otherwise than in accordance with applicable law.

5.8   Disclaimer of Other Representations.  Except as set forth in this Article V, Buyer makes no representations or warranties, express or implied, to Sellers in connection with the transactions contemplated hereby.

ARTICLE VI
INTERIM COVENANTS

Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement:

6.1   Maintenance of Business.  Each Seller will Cause the Company to use all reasonable efforts to continue to carry on its business in the ordinary course and in accordance with past practice and to not take any action inconsistent therewith or with the consummation of the sale of the Shares contemplated hereby.

6.2   Investigation by Buyer.  Each Seller shall Cause the Company to allow Buyer, at its own expense, during regular business hours, continued access to Company personnel and information reasonably requested by Buyer and reasonably related to the operation of the Facilities and the business of the Company, provided, however, the Company shall not be required to allow Buyer access to any competitively sensitive information if and to the extent the Company has been advised by its legal counsel that such access may be considered improper; provided, further, that any information obtained from the Company or Sellers is subject to Section 10.10 and the Confidentiality Agreement; provided, further, that such access does not disrupt the normal operations of the Company.  All such information shall be provided to Buyer in such form as such information may then exist or be readily available.

6.3   Certain Transactions.  Each Seller shall Cause the Company not to, without the prior written approval of Buyer, except as contemplated by this Agreement:

(a)  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, in each case other than in the ordinary course of business, including, without limitation, borrowings for working capital, general corporate purposes and distributions in respect of shares of the Company’s Common Stock;

(b)  permit any of its assets to become subject to a Material Lien or sell, transfer or otherwise dispose of any assets or cancel, release or assign any indebtedness owed to it or any claims held by it, in case other than in the ordinary course of business; or

(c)  enter into any Contract which would be required to be listed on Schedule 4.10 hereto, or terminate or make any material change in any of its Contracts listed on Schedule 4.10 hereto, which such transaction would reasonably be expected to have a Material Adverse Effect;

(d)  grant any increases in the compensation or benefits to any of the Company’s current or former employees, directors, officers, consultants or independent contractors, other than in the ordinary course of business consistent with past practice or to the extent required by law or any existing Employee Plan;

(e)  except to the extent required by law or any existing Employee Plan, accelerate the vesting or payment of the compensation payable or the benefits provided to, or that become payable to, any of the Company’s current or former employees, directors, officers, consultants or independent contractors, or otherwise pay any amounts not due to any such individuals under applicable law or the terms of any Employee Plan;

(f)  fund or make any contribution to any Employee Plan or trust to which contributions or funding are not required under applicable law, the terms of any Employee Plan, or by this Agreement; or

(g)  establish, adopt, enter into, amend (in any respect) or terminate any Employee Plan except as otherwise expressly permitted or required in this Agreement, or establish, adopt or enter into any other employee benefit plan or arrangement that would be considered an Employee Plan if it were in existence on the date of this Agreement.

6.4   Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of Sellers, on one hand, and Buyer, on the other hand, agrees for the benefit of the other to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to assure that all conditions to Closing set forth in Articles VII and VIII of this Agreement, as applicable, are satisfied as expeditiously as possible.  Without limiting the generality of the foregoing, no later than five days after the date of this Agreement, each of Ameron and Buyer shall use its commercially reasonable efforts upon reasonable written notice from the other party to provide such other party with any information within its possession or control reasonably necessary for such other party to make its required filings under the HSR Act.  Each of the Sellers and Buyer, or in the event that Ameron is the sole “ultimate parent entity” of the Company as such term is defined in the HSR Act, Ameron and Buyer, shall as promptly as practicable (and in no event later than ten days after receiving from the other party the information requested under the previous sentence) make all filings under the HSR Act required to consummate the transactions contemplated hereby.  Between the date of this Agreement and the Closing Date, each Seller and Buyer will, and each Seller will Cause the Company to, reasonably cooperate with each other with respect to all such filings.

6.5   Notice of Breach; Cure.

(a)  If a party breaches a representation or warranty in Articles IV or V, or a covenant in Article VI, it shall promptly upon discovery of the breach notify the other parties and state whether the breach is wholly or substantially curable.

(b)  If the breaching party has notified the other parties that any breach referenced in Section 6.5(a) is wholly or substantially curable, the breaching party shall promptly commence reasonable efforts to cure.  If any party otherwise has a right to terminate this Agreement as a result of such curable breach under Section 10.1(a)(iv), that right may not be exercised except as permitted by Section 6.5(c).

(c)  If the breach is not curable, or is not substantially or fully cured within 30 days after receipt of the notice referenced in Section 6.5(a), and if a party has a right to terminate this Agreement as a result of such breach under Section 10.1(a)(iv), it must exercise that right within ten days after receipt of notice of a breach which is not curable or within five days after 30 days have been allowed for cure and cure or substantial cure has not occurred.

(d)  If either party has a right to terminate this Agreement as a result of any such breach under Section 10.1(a)(iv) or a party has such a right but fails to exercise it within the time allowed above, provided the breaching party has made reasonable efforts to cure as provided above, then the breached representation, warranty or covenant shall be deemed amended so as to waive all claims related to the breach and its consequences.

6.6   Termination of 401(k) Plan.  Sellers shall deliver to Buyer an action taken by the Company’s Board of Directors providing for the termination of the Company’s 401(k) plan, effective not later than immediately prior to the Closing.

6.7   Definition of “Cause the Company”.  As used in this Agreement with respect to each Seller, the term “Cause the Company” shall mean the exercise of voting rights (to the extent the applicable action requires a vote) and of rights of board representation with respect to the Company by such Seller to direct (or attempt to direct) the Company and its management to take, or not take, the applicable action.

ARTICLE VII
CONDITIONS TO SELLERS’ OBLIGATIONS

The obligations of each Seller to consummate the transactions provided for hereby are subject, in the discretion of such Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions applicable to such Seller, provided, that each Seller shall have the right to waive any such condition, and the parties hereto agree that the Closing constitutes a waiver by such Seller of any such condition and of any claim or right relating to the subject matter of any such condition.

7.1   Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement, disregarding all qualifications relating to materiality, material adverse effect or words of similar import, shall be true and correct in all material respects at and as of the Closing Date (except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and except for those that expressly relate to a particular date, which shall be true and correct in all material respects as of such date).  Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

7.2   Governmental Consents.  All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated and there shall have been received all other requisite authorizations, consents and approvals of governments and Governmental Entities (if any).

7.3   No Governmental Proceedings or Litigation.  No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.  No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereby shall be in effect.

7.4   Certificates.  Buyer will furnish each Seller with a certificate to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by such Seller.  Each Seller shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy in all material respects of the representations and warranties contained in Article IV as to the Company, and the performance of the covenants in Article VI as to the Company, at and as of the Closing Date.

7.5   Deliveries.  Each of the deliveries described in Sections 3.2(f), (n), (o) and (p) to be delivered by Buyer shall have been delivered.

ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, provided, that Buyer shall have the right to waive any such condition, and the parties hereto agree that the Closing constitutes a waiver by Buyer of any such condition and of any claim or right relating to the subject matter of any such condition.

8.1   Representations, Warranties and Covenants.  All representations and warranties of each Seller contained in Article IV (other than Sections 4.1(c) and 4.4), disregarding all qualifications relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct at and as of the Closing Date (except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement and except for those that expressly relate to a particular date, which shall be true and correct as of such date), with only such exceptions as have not had, individually or in the aggregate, a Material Adverse Effect.  All representations and warranties of each Seller contained in Sections 4.1(c) and 4.4 of this Agreement, disregarding all qualifications relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct in all material respects at and as of the Closing Date (except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement and except for those that expressly relate to a particular date, which shall be true and correct in all material respects as of such date).  Each Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

8.2   Governmental Consents.  All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated and there shall have been received all other requisite authorizations, consents and approvals of governments and governmental agencies (if any).

8.3   No Governmental Proceedings or Litigation.  No action, suit or proceeding before any court or by any governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.  No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereby shall be in effect.

8.4   Certificates.  Each Seller will furnish Buyer with a certificate to evidence compliance with Section 8.1 with respect to such Seller and compliance with each of the other conditions set forth in this Article VIII as may be reasonably requested by Buyer.  Buyer shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy in all material respects of the representations and warranties contained in Article IV as to the Company, and the performance of the covenants in Article VI as to the Company, at and as of the Closing Date.

8.5   Deliveries.  Each of the deliveries described in Sections 3.2(a), (b), (c) and (f) to be delivered by Sellers shall have been delivered.

ARTICLE IX
ACTIONS BY PARTIES AFTER THE CLOSING

9.1   Books and Records.  Buyer agrees that it will use all reasonable efforts to cause the Company to cooperate with and make available to each Seller, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful to such Seller in connection with any litigation, investigation, Tax Claim or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose related to their involvement with the Company or the transactions contemplated hereby, for a period reasonably necessary after the Closing Date to comply with such Seller’s obligations under contracts, at law, or with respect to taxes.  Without limiting the generality of the foregoing, Buyer shall use all reasonable efforts to cause the Company to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules, and other records or information that may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing each Seller with a reasonable opportunity to review and copy the same.  The Seller requesting such access shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys’ fees, but excluding reimbursement for salaries, wages, and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

9.2   Survival of Representations, etc.

  The representations and warranties of each Seller and Buyer shall terminate and expire on the eighteen-month anniversary of the Closing Date and thereafter no claim may be asserted on account of an alleged breach thereof; provided, however, that (a) the representations and warranties contained in Sections 4.1(c) and 4.18 shall survive until the 30 days after the expiration of the applicable statute of limitations and (b) the representations and warranties contained in Sections 4.17 and 4.20 shall survive until the three year anniversary of the Closing Date.  After the Closing, absent fraud the indemnification provided for in this Article IX shall be the exclusive remedy for any misrepresentation or breach of warranty contained in Articles IV and V or breach of a covenant contained in Article VI of this Agreement but shall not limit any party’s right to seek an injunction, a declaratory judgment or specific performance.

9.3   Indemnification.

(a)  By Sellers.  Subject to and as provided herein and in Section 9.3(d), after the Closing, each Seller shall indemnify and hold harmless Buyer from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties and reasonable attorneys’ fees (collectively, “Damages”), incurred by Buyer in connection with or arising out of or resulting from (i) any breach by such Seller of (A) any representation or warranty of such Seller contained in Article IV or (B) any Closing certificate delivered by such Seller pursuant to Section 8.4 or (ii) any covenant of such Seller contained in Article VI, which, in the case of (i) and (ii) above, would not have been incurred if any such breached representation, warranty or Closing certificate had been true, or any such breached covenant had been performed, as of the Closing Date.

Subject to and as provided herein and in Section 9.3(d), after the Closing, Sellers shall indemnify and hold harmless Buyer from and against 50% of any and all Damages incurred by Buyer in connection with or arising out of or resulting from the matter identified in Item 4 of Schedule 4.14.

The calculation of the amount of Damages or any indemnification obligation pursuant to Section 9.6(b) shall take into account and be reduced by (A) any reduction in the Tax liability of Buyer or its Affiliates (“Tax Benefit”) as a result of any Damage or amount that is subject to indemnification hereunder and (B) applicable insurance to the extent actually recovered.  Buyer and Seller shall cooperate in good faith, and shall provide each other the information necessary, to determine the amount of any Tax Benefit.  Buyer shall not be entitled to indemnification to the extent Damages were included in the calculation of Closing Working Capital.

For purposes of calculating Damages, the reserves and accruals on the Closing Balance Sheet shall only be applied to matters relating to the period prior to the Closing Date which otherwise may constitute or result in Damages.  Subject to this Section 9.3(a) and Section 9.3(d), no indemnifiable Damages shall be owed under this Agreement until applicable reserves or accruals have been exhausted, and then only to the extent (without duplication) that such Damages, in the aggregate, exceed the amount of such reserves and accruals and any amount which may be available under Section 9.3(d)(i) with respect to such Damages (which shall not be diminished as a result of the application of any such reserve or accrual), but subject to the limit of Section 9.3(d)(ii).  Only reasonable out-of-pocket expenses and charges (and not internal expenses and allocations, such as charges for management time and general and administrative expense allocations, which shall not be indemnified) shall be charged against such reserves.

Notwithstanding the foregoing, no Seller shall have any obligation to indemnify Buyer unless a reasonably detailed claim in writing specifying the nature of the breach or claim is received by such Seller from Buyer prior to the eighteen-month anniversary of the Closing Date (except (x) in the case of a breach of Sections 4.1(c) and 4.18, as to which the period shall be the applicable statute of limitations plus 30 days and (y) in the case of a breach of Sections 4.17 and 4.20, as to which the period shall be the three year anniversary of the Closing Date).

(b)  By Buyer.  Subject to and as provided herein and in Section 9.3(d), after the Closing Buyer shall indemnify and hold harmless each Seller from and against any and all Damages incurred by such Seller in connection with or arising out of or resulting from (i) any breach of any representation or warranty contained in Article V or the Closing certificate delivered by Buyer pursuant to Section 7.4, or (ii) any covenant of Buyer contained in Article VI which, in the case of (i) and (ii) above, would not have been incurred if any such breached representation, warranty or Closing certificate had been true, or any such breached covenant had been performed, as of the Closing Date.  The calculation of the amount of Damages shall take into account and be reduced by applicable insurance to the extent recovered.  Notwithstanding the foregoing, Buyer shall not be obligated to indemnify such Seller unless a reasonably detailed claim in writing specifying the nature of the breach or claim is received from such Seller by Buyer prior to the eighteen-month anniversary of the Closing Date.

(c)  Procedures Relating to Indemnification.  In order for a party to be entitled to any indemnification under this Agreement in respect of a claim or demand made by any third party (a “Claim”) against that party or the Company (the “Indemnified Party”), such Indemnified Party must notify the indemnifying party or parties of the Claim reasonably promptly after receipt of notice of the Claim, provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party or parties shall have been actually prejudiced as a result of such failure (except that the indemnifying party or parties shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  After such notice, the indemnifying party or parties shall be entitled, if it or they so elects, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its or their own choice who are reasonably satisfactory to the Indemnified Party to handle and defend the same, at the indemnifying party’s or parties’ risk and expense; provided, that (i) if two or more Sellers are the indemnifying parties for the same Claim, then such Sellers may jointly make such election or one or more of such Sellers may authorize another Seller that is an indemnifying party to make such election and (ii) if such Claim involves a permanent injunction or any customer or supplier of the Company and would be reasonably expected to have a Material Adverse Effect if successful, then no Seller shall be permitted to so take control of such defense or investigation but may, at its own cost, participate in the investigation, trial and defense of such Claim and any appeal arising therefrom.  The Indemnified Party shall cooperate in all reasonable respects with the indemnifying party or parties and such attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such Claim and any appeal arising therefrom.  If the indemnifying party or parties shall assume the defense with counsel reasonably satisfactory to the Indemnified Party, the indemnifying party or parties shall not be liable for any legal expenses subsequently incurred by the Indemnified Party.  The indemnifying party or parties shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party or parties has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Claim as provided above).  If the indemnifying party or parties shall have assumed the defense of a Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Claim which the indemnifying party or parties may recommend and which by its terms obligates the indemnifying party or parties to pay the full amount it is obligated to pay under this Agreement in connection with such Claim, which releases the Indemnified Party completely in connection with such Claim, and which would not otherwise have a material adverse effect on the Indemnified Party.  In no event may settlement of any indemnified matter hereunder be effected without the prior written consent of the indemnifying party or parties, which consent shall not be unreasonably withheld, and provided the settlement releases the indemnifying party or parties completely in connection with such Claim and would not have a material adverse effect on the indemnifying party or parties (other than the effect of its obligation to make indemnification payments).  Buyer shall cause the Company to perform its obligations as an Indemnified Party under this Section 9.3(c).

(d)  Limitations.  After the Closing:

(i)  (A) Except in the event of fraud, no Seller shall be liable to Buyer under Section 9.3(a)(i) for any Damages (except for breaches of the representations and warranties contained in Sections 4.1(c),  4.17 and 4.18), until (and then only to the extent that) the aggregate amount otherwise due to Buyer from such Seller under Section 9.3(a)(i) exceeds on a cumulative basis 0.5% of the portion of the Purchase Price paid to such Seller, and then only to the extent of such excess; and (B) Buyer shall not be liable to any Seller under Section 9.3(b)(i) for any Damages, until (and then only to the extent that) the aggregate amount otherwise due to such Seller from Buyer exceeds on a cumulative basis 0.5% of the portion of the aggregate Purchase Price paid to such Seller, and then only to the extent of such excess; and

(ii)  No Seller shall be responsible for the breach by any other Seller of such other Seller’s representations and warranties in Article IV.  Subject to the preceding sentence, with respect to any Damages for which two or more Sellers are required to indemnify Buyer hereunder, no such Seller shall be individually liable for more than its proportional share of such Damages based on the relative ownership percentages of such indemnifying Sellers set forth on Exhibit A hereto.  Except for breaches of Sections 4.1(c), 4.17, 4.18 and 4.20, in no event shall the aggregate Damages payable under Sections 9.3(a)(i) and 9.3(a)(ii) by Sellers exceed 10% of the Purchase Price; provided, however, that, except for breaches of Section 4.1(c), in no event shall the aggregate Damages payable under Sections 9.3(a)(i), 9.3(a)(ii) and 9.6(b) by Sellers (including for breaches of Sections 4.17, 4.18 and 4.20 and as set forth in Section 9.6(b)) exceed 25% of the Purchase Price.  In no event shall the aggregate Damages payable under the second paragraph of Section 9.3(a) by Sellers exceed $1,000,000.  In no event shall the aggregate Damages payable under this Agreement by Buyer exceed 10% of the Purchase Price.

(iii)  Although a party may be entitled to make a claim for indemnification pursuant to one or more provisions of this Article IX, no party shall be entitled to be indemnified more than once under this Agreement for the same claim or the same Damages.

(e)  Waiver.  With regard to this Section 9.3, the parties acknowledge that they have read and are familiar with, and hereby waive the benefit of, the provisions of California Civil Code Section 1542, which is set forth below:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(f)  Any payments made to any party pursuant to this Article IX shall constitute an adjustment of the Purchase Price of the Shares for Tax purposes and shall be treated as such by Buyer and Sellers on their Returns to the extent permitted by law.

(g)  In the event a Seller is required to make a payment to Buyer pursuant to the terms of Section 2.2(e)(i) or this Section 9.3, such payment shall be satisfied first, with a withdrawal from such Seller’s sub-account in the Escrow Account, and second, only after the funds in such sub-account have been exhausted, by such Seller directly.  For the avoidance of doubt, each Seller’s sub-account in the Escrow Account shall contain the amount contributed by such Seller to the Escrow Account pursuant to this Agreement, and such Seller’s sub-account shall be used solely to satisfy payments payable by such Seller pursuant to Section 2.2(e)(i) or this Section 9.3.

(h)  The right to indemnification or the payment of Damages of Buyer or any Indemnified Party or other remedies based on any representation, warranty, covenant or obligation of Sellers permitted pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation; provided, however, that (i) if Buyer notifies Sellers in writing prior to Closing of any inaccuracy, breach or non-compliance of or with any representation, warranty, covenant or obligation of a Seller under this Agreement, or if a Seller notifies Buyer in writing prior to Closing of any inaccuracy, breach or non-compliance of or with any representation, warranty, covenant or obligation of such Seller under this Agreement, and (ii) Buyer has the right to terminate this Agreement as a result of such inaccuracy, breach or non-compliance but fails to exercise such right in accordance with this Agreement, then the applicable representation, warranty, covenant or obligation shall be deemed amended so as to waive all claims related to the inaccuracy or breach and its consequences.

9.4   Insurance.  So long as indemnification is being or may be sought under this Article IX, Buyer shall use all reasonable efforts to cause the Company to cause its properties, assets and business to be insured at least to the extent it was insured at the Closing Date.  Buyer agrees to use all reasonable efforts to cause the Company to make and pursue claims for coverage under applicable insurance policies (whether in force before or after the Closing).

9.5   Further Assurances.  From and after the Closing Date, Buyer and Sellers agree to execute and deliver all further instruments, documents and agreements, and take all further action, that may be reasonably necessary or desirable in order to effect the transfer of the Shares and other actions contemplated by this Agreement.

9.6   Tax Matters.  After the Closing:

(a)  Filing of Tax Returns.

(i)  Sellers shall prepare or cause to be prepared, at their own expense, the federal and California income Tax Returns for the Pre-Closing Tax Period that ends on the Closing Date (the “Final Pre-Closing Returns”).  The Final Pre-Closing Returns shall be prepared consistent with the Company’s past practice, except as otherwise required by applicable law.  At least 20 days prior to the due date for any such Final Pre-Closing Return, Sellers shall submit a copy of each such Final Pre-Closing Return to Buyer for its review, comment and approval, which approval shall not be unreasonably withheld, delayed or conditioned.  Sellers shall make such changes as reasonably requested by Buyer.

(ii)  Sellers shall deliver a copy of each such Final Pre-Closing Return to Buyer at least five days prior to the due date of such Return (including extensions), and Buyer shall execute and timely file (or cause to be timely filed) such Final Pre-Closing Return with the appropriate Tax authority and pay all Taxes shown as due thereon.

(iii)  Buyer shall promptly (but in no event later than 90 days following the Closing Date) cause the Company to prepare and provide to Sellers a package of Tax information materials, which shall be completed in accordance with the past practice of the Company as to providing the information, schedules and work papers and as to the method of computation of taxable income or other relevant measure of income of the Company in order to enable Sellers to prepare the Final Pre-Closing Returns.

(iv)  Except as otherwise provided in this Section 9.6(a), Buyer shall prepare and file, or cause to be prepared and filed, at its own expense, all Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Tax Period.  Such Returns shall be prepared consistent with the Company’s past practice, except as otherwise required by applicable law.  At least 20 days prior to filing any such Return, Buyer shall submit a copy of such Return to each Seller for review, comment and approval, which approval shall not be unreasonably withheld or delayed.  Buyer shall make such changes as reasonably requested by any Seller.

(v)  Buyer and Sellers shall act in good faith to resolve any dispute with respect to any Tax Claim or Return described in this Section 9.6.  If Buyer and Sellers cannot resolve any disputed item, the item in question shall be resolved by the Independent Auditors, as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 9.6.  The fees and expenses of the Independent Auditors shall be borne by Buyer and Sellers in inverse proportion to the amount of disputed items determined in their favor.  As among Sellers, amounts charged to Sellers shall be allocated in the proportion in which they own the Shares as set forth on Exhibit A hereto.

(b)  Each Seller, severally and not jointly based on the relative ownership percentages of such indemnifying Sellers set forth on Exhibit A hereto, shall indemnify the Company, Buyer and each Affiliate of Buyer and hold them harmless from and against (i) all Taxes of the Company for all Pre-Closing Tax Periods, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or before the Closing Date, including Taxes for which the Company may be liable under Treasury Regulation Section 1.1502-6(a) or any similar provision of state, local or foreign law, and (iii) any and all taxes of any other Person imposed on the Company as a transferee or successor, by contract, or pursuant to any law, rule or regulation, which Taxes are payable with respect to Pre-Closing Tax Periods, except, in each case, to the extent such Taxes were reflected in the final determination of Closing Working Capital pursuant to Section 2.2(a) (such amounts described in (i), (ii) and (iii), the “Indemnified Taxes”); provided, however, that Indemnified Taxes shall not include any liability for Taxes resulting from actions taken or elections made by Buyer or its Affiliates (including the Company) after the Closing that are not contemplated by this Agreement.

(c)  Sellers shall be entitled to any net refunds or credits of or against any Indemnified Taxes except to the extent such refund or credit arises as the result of a carryback of a loss or other Tax benefit from a period beginning after the Closing Date or was taken into account in the final determination of Closing Working Capital pursuant to Section 2.2(a).  Such refunds shall be allocated among Sellers in the proportion to which they own the Shares as set forth on Exhibit A hereto.  Buyer shall be entitled to any other refunds or credits of or against any Taxes.

(d)  Buyer and its Affiliates (including the Company) shall not amend any Tax Returns of the Company for any Pre-Closing Tax Period without the prior written consent of each Seller, which approval shall not be unreasonably withheld or delayed.

(e)  Buyer and its Affiliates (including the Company) shall not agree to the waiver or any extension of the statute of limitations relating to any Pre-Closing Tax Period without the consent of each Seller, which consent shall not be unreasonably withheld or delayed.

(f)  Audits.

(i)  Sellers shall have control of the conduct of all audits, suits, actions or proceedings (collectively, a “Tax Claims”), including any settlement or compromise thereof, related to any Final Pre-Closing Returns and all other federal and California income Tax Returns for all other Pre-Closing Tax Periods; provided, however, that (A) Sellers shall permit Buyer, at its own expense, to participate in the conduct of any such Tax Claim; (B) Sellers shall keep Buyer reasonably informed of the progress of such Tax Claim and (C) Sellers shall not effect any settlement or compromise of such Tax Claim without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

(ii)  Except as otherwise provided in this Section 9.6(f), Buyer shall have control of the conduct of all Tax Claims related to the Company, including any settlement or compromise thereof, provided, however, that (A) Buyer shall permit each Seller to participate, at its own expense, in the conduct of any Tax Claim relating solely to a Pre-Closing Tax Period or Straddle Tax Period (to the extent such Tax Claim involves Taxes attributable to the Pre-Closing Tax Period or for which Sellers may have an indemnification obligation pursuant to Section 9.3(a) or Section 9.6(b) of this Agreement); (B) Buyer shall keep each Seller reasonably informed of the progress of such Tax Claim and (C) Buyer shall not effect any settlement or compromise of such Tax Claim with respect to which any Seller is liable or entitled to payment without obtaining each Seller’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

(g)  The parties shall ensure that the transactions contemplated hereby are structured in a manner that causes the Tax year of the Company to end as of the Closing Date for all federal income Tax purposes.

(h)  To the extent any provision of this Section 9.6 is inconsistent with other provisions of Article IX, this Section 9.6 shall control.

9.7   Tax-Qualified Plans.  Each employee of the Company who remains an employee of Buyer or its Affiliates following the Closing and who satisfies the eligibility requirements of Buyer’s 401(k) plan shall become eligible to participate in Buyer’s 401(k) plan on the Closing Date and shall be credited with eligibility service and vesting service for all periods of service with the Company and Ameron to the extent so credited with such service under the Company’s 401(k) plan.  Buyer and the Company, respectively, shall take all necessary action to amend Buyer’s 401(k) plan and the Company’s 401(k) plan, as necessary, to provide that any such employee with an outstanding loan under the Company’s 401(k) plan shall be entitled to have such loan distributed in-kind and rolled over into the Buyer’s 401(k) plan and Buyer shall thereafter maintain such loan under Buyer’s 401(k) plan.  During the period commencing on the Closing Date and ending at the time of the distribution of such loans, such loans shall continue to be maintained under the Company’s 401(k) plan and Buyer shall make payroll deductions in respect of required payments under any such loan and remit such amounts to the Company’s 401(k) plan as payments on such loan in accordance with the terms and conditions of the Company’s 401(k) plan and the procedures and requirements applicable thereunder.  During such period, provided that the participant continues to make all required installment payments with respect to such loan, such loan shall not be placed in default, and Buyer and the Company shall take all necessary action to cause such loan not to be placed in default.

ARTICLE X
MISCELLANEOUS

10.1   Termination.

(a)  Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, in each case by notice to the other parties,

(i)  by mutual consent of the parties,

(ii)  by any Seller if the Closing shall not have occurred on or before the Cut-Off Date, by reason of the failure of any condition precedent in Article VII (unless the failure results from such Seller’s breaching in a material respect any representation, warranty or covenant in this Agreement), or

(iii)  by Buyer if the Closing shall not have occurred on or before the Cut-Off Date, by reason of the failure of any condition precedent in Article VIII (unless the failure results from Buyer breaching in a material respect any representation, warranty or covenant in this Agreement), or

(iv)  by Buyer if Sellers (or any of them), or by any Seller if Buyer, has breached in any material respect any representation, warranty or covenant in this Agreement and such breach has not been substantially cured within 15 days of receipt of written notice of such breach from Buyer or a Seller, as applicable; provided, however, that in the event that notice of such breach is given by the breaching party pursuant to Section 6.5(a), then the right to terminate this Agreement under this Section 10.1(a)(iv) must be exercised in accordance with the time period set forth in Section 6.5(c).

(b)  In the event that as of the Cut-Off Date a condition precedent to the obligations of either party is not satisfied, nothing contained herein shall be deemed to require such other party to terminate this Agreement, and such other party may waive such condition precedent and proceed with the Closing.

(c)  Subject to Section 10.1(d), in the event of the termination of this Agreement by either a Seller or Buyer as above provided, neither Sellers, on the one hand, nor Buyer, on the other, shall have any liability under this Agreement of any nature whatsoever (other than pursuant to Sections 10.7 and 10.10) to the other, including any liability for Damages, unless the termination is pursuant to clause 10.1(a)(iv) above, and any of Sellers, on the one hand, or Buyer, on the other, is in default under its obligations under this Agreement as of the date of such termination, in which event the party or parties in breach shall be liable to the other party or parties for such breach.

(d)  If this Agreement is terminated by any Seller pursuant to Section 10.1(a)(ii) or (iv) or by Buyer pursuant to Section 10.1(a)(iii) (other than solely due to (i) the failure of the condition set forth in Section 8.1 or (ii) the failure of the conditions set forth in Sections 8.1 and 8.4), then Buyer shall promptly pay to each Seller its pro rata share (based on the proportionate ownership percentages set forth on Exhibit A) of an aggregate amount equal to $10,000,000 in immediately available funds, pursuant to Section 10.3.  If this Agreement is terminated by either Buyer or Sellers or the Closing does not occur for any reason, Buyer shall pay to each Seller its pro rata share (based on the proportionate ownership percentages set forth on Exhibit A) of an aggregate amount equal to 100% of the documented expenses (if any) incurred by the Company or Sellers in connection with the extension of the Baghouse Construction Permit (it being understood that none of Sellers or the Company shall be required to incur any such expenses); and provided, that such reimbursement obligation shall not exceed $100,000.

10.2   Assignment.  Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties.  Notwithstanding the foregoing, to the extent required under the ABL Facility, Buyer’s rights under this Agreement (but not its obligations, including, without limitation, Buyer’s obligation to deliver the Purchase Price to Sellers in accordance with this Agreement) may be assigned in whole or in part as collateral security to the lenders (or any agent on their behalf) party to the ABL Facility or to any successors or assignees of the lenders under the ABL Facility or any successor or replacement for the ABL Facility; provided that each such assignee shall accept such rights subject to the terms of this Agreement and Buyer shall provide written notice to each Seller prior to the time such assignment is made.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.3   Notices; Transfer of Funds.  Unless otherwise provided herein, any notice, request, instruction or other communication to be given or made under this Agreement by any party shall be in writing and delivered personally or sent by prepaid first class mail, electronic mail, overnight courier, or facsimile, as follows:

If to Sellers, addressed to:

Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California 91101
Attention:   Chief Financial Officer
                     General Counsel
Fax:  (626) 683-4050
E-mail:  Gary_Wagner@ameron.com

Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue
New York, New York 10166
Attention:   Shuichi Yoshida, Senior Vice President
Fax:  (212) 878-0992
E-mail:  Shui.Yoshida@mitsui.com

Tokyo Steel Manufacturing Co., Ltd.
4-2 Kasumigaseki 1-chome,
Daido Seimei Kasumigaseki Bldg.,
Chiyoda-ku, Tokyo 100-0013, Japan
Attention:   Eiji Sakabe, Managing Director
Fax:  011 (03) 3580-8837
E-mail:  sakabe@tokyosteel.co.jp

With a copy to:

Latham & Watkins
355 S. Grand Avenue
Los Angeles, California 90071-1560
Attention:   J. Scott Hodgkins, Esq.
Fax:  (213) 891-8763
E-mail:  Scott.Hodgkins@lw.com

If to Buyer, addressed to:

Gerdau Ameristeel US Inc.
4221 W. Boy Scout Boulevard, Suite 600
Tampa, Florida 33607
Attention:   Robert E. Lewis, Esq.
Fax:  (813) 207-2251
E-mail:  RLewis@GerdauAmeriSteel.com

With a copy to:

Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attention:   Arthur Jay Schwartz, Esq.
Fax:  (404) 685-6932
E-mail:  jschwartz@sgrlaw.com

or to such other place and with such other copies as any party may designate as to itself by written notice to the others. All such notices and communications shall be deemed to have been duly given: if delivered by hand, when personally delivered; if mailed as aforesaid, four business days after being deposited in the mail, postage prepaid; if by overnight courier with guaranteed delivery, the next day; if transmitted by facsimile, when receipt is confirmed (electronically or otherwise).

Payments to be made to a Seller or Buyer under this Agreement shall be made by wire transfer of immediately available funds to an account designated by such Seller or Buyer by written notice as provided herein.

10.4   Choice of Law; Consent to Service; Jurisdiction and Venue.

(a)  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

(b)  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under New York law.

(c)  Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in the Borough of Manhattan, the City of New York, or if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York (collectively, a “New York Court”), and each party irrevocably consents to personal jurisdiction in any and all tribunals in said locations.

(d)  To the extent that Buyer or any Seller has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each hereby irrevocably waives such immunity in respect of its obligations under this Agreement.  Each of the parties hereto: (i) waives and agrees not to plead or make any objection to the venue of any action, suit or proceeding in respect of this Agreement (a “Proceeding”) in a New York Court; (ii) waives and agrees not to plead or make any claim that any Proceeding brought in a New York Court has been brought in an improper or otherwise inconvenient forum; (iii) waives and agrees not to plead or make any claim that a New York Court lacks personal jurisdiction; and (iv) waives any right to remove any Proceeding to a federal court except where such courts are vested with sole and exclusive jurisdiction.

10.5   Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto, and the Confidentiality Agreement, dated March 15, 2010, with respect to the Company (the “Confidentiality Agreement”), constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations, disclosures, and discussions, whether oral or written, of the parties.  Except as otherwise expressly provided herein, no supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6   Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7   Expenses.  Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect; provided that the fee with respect to the filing to be made under the HSR Act shall be paid one-half by Sellers and one-half by Buyer.  In addition, except as otherwise set forth herein, the amounts payable by Sellers under the terms of this Agreement shall be borne among Sellers in the proportion in which they own Shares as set forth on Exhibit A hereto or paid by the Company.  Buyer agrees that if there is a Second Request as a result of Buyer’s proposed purchase of the Shares, upon request Buyer will reimburse on a current, monthly basis Sellers and/or the Company for the reasonable costs (including fees and expenses of attorneys and advisors) actually incurred in responding to, preparing to respond to, or incurred in preparations in anticipation of, such request.  Sellers shall provide and shall use reasonable efforts to Cause the Company to provide reasonable detail on a monthly basis for the reimbursement of such costs.

10.8   Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.9   Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.10   Confidential Information.  The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction.  No party shall issue any public statement or press release regarding the transactions contemplated hereby without prior consultation with the other parties, except to the extent required by law.

10.11   No Third-Party Beneficiaries.  No Person (other than parties to this Agreement or their respective successors or permitted assigns) shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained except that the Company shall have rights as provided in Section 10.7.

10.12   Matters Among Sellers.  All representations, warranties and agreements of Tokyo, Mitsui and Ameron are several and not joint, and no Seller shall be deemed to represent as to the incorporation, power, authority, ownership, consents or any other matters regarding any other Seller, but only as to itself.  Any action required or permitted to be taken by Sellers under this Agreement, including any election, notice, amendment, waiver or consent from Sellers, may be effected by any Seller acting on its own behalf, but shall not bind the other Sellers.

10.13   Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

10.14   Variation of Pronouns.  All pronouns and all variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or identities of the antecedent Person or Persons may require.

10.15   Required Withholdings.  Any payments to be made by a party hereunder shall be subject, if applicable, to any required withholding of any state or federal taxes with respect to payments to non-United States entities, all such withheld amounts shall be treated as delivered to Sellers hereunder.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SELLERS:

AMERON INTERNATIONAL
CORPORATION

By:	/s/ James S. Marlen
	Name:	James S. Marlen
	Title:	President and CEO

By:	/s/ James R. McLaughlin
	Name:	James R. McLaughlin
	Title:	Senior Vice President and Treasurer

MITSUI & CO. (U.S.A.), INC.

By:	/s/ Shuichi Yoshida
	Name:	Shuichi Yoshida
	Title:	Senior Vice President

TOKYO STEEL
MANUFACTURING CO., LTD.

By:	/s/ Eiji Sakabe
	Name:	Eiji Sakabe
	Title:	Managing Director

BUYER:

GERDAU AMERISTEEL US INC.

By:	/s/ Robert E. Lewis
	Name:	Robert E. Lewis
	Title:	Vice President, General Counsel and
Corporate Secretary

S-1
Signature Page to Stock Purchase Agreement